Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

Nine Months Ended September 30,	2007	2006
		(As Adjusted)[a]
Earnings:

Income before income taxes	$2,613	$2,588

Add:
Interest and other fixed charges, excluding capitalized interest	68	91

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	211	193

Distributed income of investees accounted for under the equity method	3	3

Amortization of capitalized interest	2	3

Less: Equity in earnings of investments accounted for
under the equity method	15	16

Total earnings available for fixed charges	$2,882	$2,862

Fixed charges:

Interest and fixed charges	$80	$102

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	211	193

Total fixed charges	$291	$295

Ratio of earnings to fixed charges	9.90x	9.70x

a Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

FORM 10-Q
E-2